Exhibit 99.1

FOR IMMEDIATE RELEASE	For More Information, Contact:
George Lancaster, Hines
George.Lancaster@Hines.com
713-966-7676

HMS Income Fund Inc. Declares Second Quarter Distributions and extends Conditional Fee Waiver Agreement

HOUSTON, TX, March 28, 2013 - The board of directors of HMS Income Fund, Inc. ("HMS Income Fund ") recently declared distributions for the months of April – June 2013 in the amount of $0.00191781 per share, per day (which represents an annualized distribution rate of 7.00% based on HMS Income’s current $10.00 per share public offering price, if it were maintained everyday for a twelve-month period). Distributions will be paid on the first business day following the completion of each month to which they relate. All distributions will be paid in cash or reinvested in stock for those participating in the distribution reinvestment plan.

On March 26, 2013, HMS Income Fund entered into an Amended and Restated Conditional Fee Waiver Agreement with HMS Adviser LP, Main Street Capital Corporation and Main Street Capital Partners, LLC (collectively, the “Advisers”), whereby the Advisers have agreed to extend the waiver period until September 30, 2013.

About HMS Income Fund

HMS Income Fund is a publicly registered, non-traded business development company. HMS Income Fund is a specialty finance company that was formed to make debt and equity investments in middle market companies. HMS Income Fund’s primary investment objective is to generate income through debt and equity investments and a secondary objective is to generate long-term capital appreciation through such investments. HMS Income Fund is managed by HMS Adviser LP, and is sub-advised by a wholly owned subsidiary of Main Street, a New York Stock Exchange listed BDC. For more information, please visit www.hinessecurities.com.

About Hines

Hines is an international investment management firm with offices in 110 cities across 18 countries. Established in 1957, it is today one of the largest privately-owned commercial real estate investment, development and management firms in the world, overseeing $24.3 billion in equity investments (as of December 31, 2012) for leading public and private pensions, corporations, sovereign wealth funds, family offices and trusts, and other institutions, plus more than 80,000 high net worth and retail investors. Hines manages numerous institutional funds and extends its institutional expertise to individual investors through specialized public and private investment programs that it sponsors and which its affiliate, Hines Securities, distributes through its select network of independent broker-dealer firms. For more information on Hines, please visit www.hines.com.

Exhibit 99.1

About Main Street

Main Street Capital Corporation (NYSE: MAIN) wholly owns the sub-adviser to HMS Income Fund. Main Street is a publicly-traded business development company that primarily invests in debt and equity investments in lower-middle market and middle-market companies. Its management team includes a unique group of professionals with more than 100 years of collective investment experience in private investment funds, investment banks and other financial services companies. Visit www.mainstreetcapital.com to learn more.

Certain Information About Distributions

The determination of the tax attributes of HMS Income Fund’s distributions will be made annually as of the end of HMS Income Fund’s fiscal year based upon its taxable income and distributions paid, in each case, for the full year. Therefore, a determination as to the tax attributes of the distributions made on a quarterly basis may not be representative of the actual tax attributes for a full year. The actual tax characteristics of distributions to stockholders will be reported to stockholders annually on a Form 1099-DIV. The payment of future distributions on HMS Income Fund’s common stock is subject to the discretion of the Board and applicable legal restrictions, and therefore, there can be no assurance as to the amount or timing of any such future distributions.

Forward-Looking Statements

This press release may contain certain forward looking statements, including intentions, beliefs, expectations or projections relating to items such as the timing of payment of distributions. Such statements are based on current expectations and assumptions with respect to, among other things, future economic, competitive and market conditions and future business decisions that may prove incorrect or inaccurate.  Certain factors could cause actual results to differ materially from those projected in these forward-looking statements and some of these factors are enumerated in the filings HMS Income Fund makes with the Securities and Exchange Commission. HMS Income Fund undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.